Exhibit 10.4
                                  ------------


                          SHARE SUBSCRIPTION AGREEMENT


                                     BETWEEN


                                  COPYTELE INC.


                                       AND


                              MARS OVERSEAS LIMITED

                                      Dated

                                2nd NOVEMBER 2007

                                TABLE OF CONTENTS


1.    DEFINITIONS AND INTERPRETATION...........................................1

2.    SUBSCRIPTION OF SHARES...................................................3

3.    CLOSING OBLIGATIONS......................................................4

4.    REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS.............................4

5.    CONFIDENTIALITY..........................................................5

6.    INDEMNIFICATION..........................................................6

7.    NOTICES..................................................................6

8.    GOVERNING LAW AND DISPUTE RESOLUTION.....................................7

9.    MISCELLANEOUS............................................................8

SCHEDULE 1...............................................

SCHEDULE 2...............................................

This Share Subscription Agreement (this "Agreement") has been entered into on this 2nd day of November, 2007 between:

1. COPYTELE INC., a Delaware corporation having its principal office at 900 Walt Whitman Road, Melville, NY 11747 (hereinafter referred to as the "Company");

        AND

2. MARS OVERSEAS LIMITED, a company incorporated under the laws of the Cayman Islands and having its registered office at PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands,) (hereinafter referred to as "Investor" which expression includes its successors and permitted assigns).

The Company and the Investor are hereinafter collectively referred to as "Parties" and individually as a "Party".

WHEREAS:

A. The Company is currently engaged in the development, production and marketing of thin, flat low-voltage phosphor display technology and the development, production and marketing of multi-functional encryption products;

B.      The Investor is a trading Company;

C. The Investor has agreed to subscribe to and the Company has agreed to issue and sell to the Investor the Subscription Shares (as defined below), on the terms and conditions set out in this Agreement; and

D. The Parties now desire to enter into this Agreement to record the terms and conditions for subscribing to the Subscription Shares.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.      DEFINITIONS AND INTERPRETATION

1.1.    Definitions

        In this Agreement the following words and expressions set out below shall have the following meanings:

        1.1.1. "Affiliate" of a Party means (i) in the case of any Party other than a natural person, any other Person that, either directly or indirectly through one or more intermediate Persons, controls, is controlled by or is under common control with such Party; (ii) in the case of any Party that is a natural person, any other Person who is a relative of such Party. For purposes of this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any entity, whether through the ownership of voting securities, by contract or otherwise;

        1.1.2. "Applicable Law" shall mean all applicable statutes, enactments, acts of legislature or Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Government Authority, tribunal, board, court or recognised stock exchange;

        1.1.3. "Approvals" shall mean any permission, approval, consent, license, order, decree, authorization, authentication of, or registration, qualification, designation, declaration or filing with or notification, exemption or ruling to or from any Governmental Authority required under any statute or regulation for the completion of the transactions contemplated under this Agreement;

        1.1.4. "Board" shall mean the Board of Directors of the Company;

        1.1.5. "Business Day" shall mean a day other than Saturday and Sunday on which banks are open for normal banking business in London;

        1.1.6. "Closing" shall have the meaning as ascribed to it in Clause
               3.1;

        1.1.7. "Closing Documents" shall have the meaning as ascribed to them in Clause 3.3;

        1.1.8. "Designated Account" shall mean the account of the Company designated in accordance with Section 3.1.2;

        1.1.9. "Effective Date" shall mean the date of execution of this Agreement by the Parties;

       1.1.10. "Encumbrance" shall mean (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law,
               (ii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any Person, and (iii) any adverse claim as to title, possession or use;

       1.1.11. "Governmental Authority" shall mean any governmental or statutory authority, government department, agency, commission, board, tribunal or court or other entity authorized to make laws, rules or regulations or pass directions having or purporting to have jurisdiction pursuant to the laws of any country as maybe applicable;

       1.1.12. "Loan Agreement" means those certain Loan and Pledge Agreement dated the date hereof between Investor and CopyTele International Ltd.

       1.1.13. "Person" shall mean any natural person, firm, company, Governmental Authority, joint venture, association, partnership or other entity (whether or not having separate legal personality);

       1.1.14. "Subscription Amount" shall have the meaning ascribed to it in Clause 2.2;

       1.1.15. "Subscription Shares" shall mean 20,000,000 shares of Company's Common Stock to be issued to the Investor by the Company comprising 15.76% of the issued and outstanding shares of common stock of the Company after issuance of the Subscription Shares, in accordance with the terms of this Agreement;

       1.1.16. "Transaction" shall mean the issue and sale of the Subscription Shares to the Investor;

       1.1.17. "Transfer" shall mean and include any direct or indirect sale, assignment, lease, transfer, pledge, gift, Encumbrance or other disposition of or the subjecting to an Encumbrance of, any property, asset, right or privilege or any interest therein or thereto;

1.2.     Interpretation

        1.2.1. Any reference herein to any Clause or Schedule is to such Clause or Schedule to this Agreement unless the context otherwise requires. The Schedules to this Agreement shall be deemed to form part of this Agreement.

        1.2.2. References to a Party shall, where the context permits, include such Party's respective successors, legal representatives and permitted assigns and in the case of individuals will include their legal representatives, heirs and permitted assigns.

        1.2.3. The headings or interpretation are inserted for convenience only and shall not affect the construction of this Agreement.

        1.2.4. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and pronouns importing a gender include each of the masculine, feminine and neuter genders.

        1.2.5. The terms "hereof", "herein", "hereby", "hereto" and derivative or similar words refer to this entire Agreement or specified Clauses of this Agreement, as the case may be.

        1.2.6. Reference to statutory provisions shall be construed as meaning and including references also to any amendment or re-enactment (whether before or after the date of this Agreement) for the time being in force and to all statutory instruments or orders made pursuant to such statutory provisions.

        1.2.7. Reference to the word "include" shall be construed without limitation.

        1.2.8. Time is of the essence in the performance of the Parties' respective obligations. If any time period specified herein is extended by mutual agreement between the Parties, such extended time shall also be of the essence.

        1.2.9. The words "directly or indirectly" mean directly or indirectly through one or more intermediary Persons or through contractual or other legal arrangements, and "direct or indirect" shall have the correlative meanings.

       1.2.10. References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information and making all due diligence inquiries and investigations which would be expected or required from a person of ordinary prudence.

2.      SUBSCRIPTION OF SHARES

2.1. On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement, the Investor hereby agrees to subscribe to and pay for, and the Company hereby agrees to issue and sell to the Investor, on the Closing Date, the Subscription Shares at a subscription price of US$ 0.81 per Subscription Share.

2.2. The aggregate subscription amount payable by the Investor to the Company on the Closing Date on the issue of the Subscription Shares shall be US$ 16,200,000 (Sixteen Million Two Hundred Thousand US Dollars) ("Subscription Amount").

2.3. As of September 20, 2007, 106,911,315 shares of the common stock of the Company were issued and outstanding.

3.      CLOSING OBLIGATIONS

3.1. The closing of the subscription of the Subscription Shares ("Closing") shall take place, on November 6, 2007 (the "Closing Date") subject to the fulfillment of the following conditions and subject to the Warranties set forth on the Schedules being true, correct and complete as of the Closing Date:

        3.1.1. The Company shall deliver to the Investor a copy of the instructions provided by the Company to the Company's transfer agent instructing such transfer agent to issue the Subscription Shares.

        3.1.2. The Investor shall deliver to the Company a copy of wire instructions for the Transfer of Subscription Amount to the Designated Account, the details whereof have been reproduced in
               Schedule 3 attached herewith.

        3.1.3. The Company shall deliver to the Investor all documents or instruments as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Investor to record and confirm the issuance of the Subscription Shares such that the Transaction is deemed to have been effectuated on the Closing Date.

        3.1.4. The Parties shall have obtained all the necessary corporate, shareholders, and Governmental Approvals required for the consummation of the Transaction.

        3.1.5. The Company shall deliver to the Investor a copy of the resolutions of the Board dated September 14, 2007 authorizing the Company to issue the Subscription Shares and an officer of the Company to enter into this Agreement.

3.2. Within 10 (ten) Business Days after the Closing Date, the Company shall deliver to the Investor a copy of records of the Company maintained by the Company and Company's transfer agent stating the issuance of the Subscription Shares together with the share certificate(s) representing the Subscription Shares. Such delivery of copies of records of the Company together with the share certificate(s) representing the Subscription Shares shall be considered to be a formality for completing the Transaction.


3.3. The documents referred to in Clauses 3.1.1, 3.1.3, and 3.1.4 shall be collectively referred to as "Closing Documents".

4.      REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1. The Company warrants to the Investor the representations and warranties as set out in Schedule 1 ("Company Warranties").

4.2. The Investor warrants to the Company the representations and warranties as set out in Schedule 2 ("Investors' Warranties").

4.3. The Company Warranties and Investor Warranties are collectively referred to as "Warranties".

4.4. Each of the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

4.5.   The Investor agrees as follows:

        4.5.1. The Investor understands that the Subscription Shares are not registered under the U.S. Securities Act of 1933, as amended (the "Act"), or any foreign or state securities laws. The Investor agrees that the Subscription Shares will not be sold, offered for sale, transferred, pledged, hypothecated, or otherwise disposed of (collectively, "Disposed Of") except in compliance with the Act and applicable foreign and state securities laws. Purchasers of Subscription Shares can only Dispose Of the Subscription Shares pursuant to registration under the Act or pursuant to an exemption therefrom.

        4.5.2. The Investor agrees that the Subscription Shares will not be Disposed Of (other than in an open market broker's or underwritten transaction, whether pursuant to an offering registered under the Act or pursuant to Rule 144) unless the transferee agrees to abide by the provisions of this Section 4.5.

        4.5.3. To enable the Company to enforce the transfer restrictions contained in Sections 4.5.1 and 4.5.2, the Investor hereby consents to the placing of legends upon, and stop-transfer orders with respect to the and with the transfer agent of, the Subscription Shares.

5.      CONFIDENTIALITY

5.1. Each Party and its Affiliates shall keep all information relating to the other Party and its Affiliates relating to the Transaction (collectively referred to as the "Information") confidential. Neither Party shall issue any public release or public announcement or otherwise make any disclosure concerning this Agreement and/or the Transaction, without the prior approval of the other Party, provided however, that nothing in this Agreement shall restrict either Party from disclosing any information as may be required under Applicable Law subject to providing a prior written notice to the other Party.

5.2. Nothing in this Clause 5 shall restrict either Party or its Affiliates from disclosing Information:

        5.2.1. to the extent that such Information is in the public domain other than by breach of this Agreement;

        5.2.2. to the extent that such Information is required to be disclosed by any Applicable Law or required to be disclosed to any Governmental Authority to whose jurisdiction such Party and/or its Affiliate(s) is subject or with whose instructions it is customary to comply;

        5.2.3. to its or its Affiliates' employees, officer, directors or professional advisers, provided that such Party shall require that such persons treat such Information as confidential;

        5.2.4. to the extent that any of such Information is/are later acquired by such Party from a source not obligated to the other Party hereto, or to the other Party's Affiliates, to keep such Information confidential;

        5.2.5. to the extent that any of such Information was previously known or already in the lawful possession of such Party and/or its Affiliates, prior to disclosure by the other Party hereto; and

        5.2.6. to the extent that any information, materially similar to the Information, shall have been independently developed by such Party and/or its Affiliates without reference to any Information furnished by the other Party hereto.

6.      INDEMNIFICATION

6.1. Each Party (the "Indemnifying Party") hereby agrees to indemnify, defend and hold harmless the other Party, its Affiliates, and their respective directors, officers, representatives, employees and agents (collectively, the "Indemnified Persons") from and against any and all claims asserted against or incurred by the Indemnified Persons, as a result of, arising from, or in connection with or relating to any matter inconsistent with, or any breach or inaccuracy of any of the Indemnifying Party's Warranties, or any covenant or agreement made by the Indemnifying Party or failure by the Indemnifying Party to perform (whether in whole or part) any obligation required to be performed by it, pursuant to this Agreement.

6.2. The knowledge of the Indemnified Persons or the conduct of any investigation by the Indemnified Persons shall not in any manner affect or limit the right to indemnification, payment of claims or other remedies with respect to the accuracy, or inaccuracy of or compliance or non-compliance with, any representation, warranty, covenant, obligation or arrangement set forth hereinabove and the Indemnifying Party shall not invoke the Indemnified Persons' knowledge (actual, constructive or imputed) of a fact or circumstance that might make a statement untrue, inaccurate, incomplete or misleading as a defense to a claim for breach of the representations and warranties or covenant or obligation of the Indemnifying Party.

6.3. The indemnification rights of the Indemnified Persons under this Agreement are independent of, and in addition to, such other rights and remedies as the Parties may have at law or in equity or otherwise, including the right to seek specific performance, rescission or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

7.      NOTICES

7.1. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by seven (7) Business Days' prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by registered airmail or international courier service. Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered
        (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party, (b) if sent by post within the same country, on the fifth day following posting, and if sent by post to another country, on the tenth day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

7.2. The initial address and facsimile for the Parties for the purposes of the Agreement are:

        If to the Company:

        Name              :        CopyTele, Inc.

        Address           :        900 Walt Whitman Road
                                   Melville, New York 11747

        Attention         :        Mr. Denis A. Krusos

        Fax               :        631-549-5974

        Telephone         :        631-549-5900


        If to the Investor:

        Name              :        MARS OVERSEAS LIMITED

        Address           :        PO Box 309 GT, Ugland House, South Church
                                   Street, George Town, Grand Cayman,
                                   Cayman Islands

        Attention         :        Mr. Venugopal N. Dhoot

        Fax               :        +91 22 6655 0580

        Telephone         :        + 91 22 6611 3500


8.      GOVERNING LAW AND DISPUTE RESOLUTION

8.1.    Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of England, except that matters relating to the issuance of the Subscription Shares shall be governed by and construed in accordance with the laws of the State of Delaware.

8.2.    Dispute Resolution

        8.2.1. In the event any Party is in breach of any of the terms of this Agreement, another Party may serve written notice to require the Party in breach to cure such breach within thirty (30) days of the receipt of such written notice thereof.

        8.2.2. In the case of any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach (where such breach has not been cured by the Party in breach within thirty (30) days of a written notice thereof), termination or invalidity hereof, the Parties shall attempt to first resolve such dispute or claim through discussions between senior executives of the Investor.

        8.2.3. If the dispute is not resolved through such discussions within thirty (30) days after one Party has served a written notice on the other Party requesting the commencement of discussions, dispute or claim shall be finally settled by arbitration under the United Nations Commission on International Trade Law Arbitration Rules (the "UNCITRAL Rules") as are in force at the time of any such arbitration. For the purpose of such arbitration, there shall be one arbitrator jointly appointed by the Parties, failing which there shall be three (3) arbitrators in accordance with the UNCITRAL Rules (the "Arbitration Board"). The Company shall appoint one arbitrator, and the Investor shall appoint one arbitrator. The two arbitrators shall then jointly appoint a third arbitrator, who shall serve as Chairman of the Arbitration Board.

        8.2.4. All arbitration proceedings shall be conducted in the English language and the place of arbitration shall be in London, England, United Kingdom.

        8.2.5. Each Party shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

        8.2.6. The costs and expenses of the arbitration, including, the fees of the third arbitrator on the Arbitration Board, shall be borne equally by each Party to the dispute or claim and each Party shall pay its own fees, disbursements and other charges of its counsel and the arbitrators nominated by it, except as may be otherwise determined by the Arbitration Board. The Arbitration Board would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

        8.2.7. Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute.

9.      MISCELLANEOUS

9.1.    No Partnership

        The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction's partnership law. The Parties do not intend to be partners to one another or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as shareholders of the Company. To the extent that any Party, by word or action, represents to another Person that any other Party is a partner or that the Company is a partnership, the Party making such representation shall be liable to any other Parties that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including to any investigative, legal or other expenses incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

9.2.    No Agency

        No Party, acting solely in its capacity as a shareholder of the Company, shall act as an agent of the other Parties or have any authority to act for or to bind the other Parties.

9.3.    Amendment

        This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

9.4.    Waiver

        No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any prior, concurrent or subsequent breach of that or any other provision hereof.

9.5.    Entire Agreement

        This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

9.6.    Severability

        Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of the Agreement are not altered.

9.7.    Counterparts

        This Agreement may be executed in one or more counterparts including counterparts transmitted by facsimile, each of which shall be deemed to be an original, but all of which signed and taken together, shall constitute one document.

9.8.    Specific Performance

        Each Party shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation or to enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity.

9.9.    Independent Rights

        Each of the rights of the Parties are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Party, whether under this Agreement or otherwise.

9.10.   No Assignment

        Subject to the provisions of this Agreement, this Agreement is personal to the Company and shall not be capable of assignment. Notwithstanding the aforesaid, the Investor may together with the Transfer of any of the Subscription Shares assign any of its rights under this Agreement to any Person who is an Affiliate of the Investor, provided such Transfer of such Subscription Shares complies with the Loan Agreements and the Escrow Agreement (as defined in the Loan Agreements).

9.11.   Costs and Expenses

        Each Party agrees that it shall bear by itself all costs and expenses incurred by it in connection with any discussions, negotiations and investigations undertaken in connection with the subject matter hereof, including costs and expenses associated with retention of financial, legal, tax and other professional advisers.

9.12.   No Third Party Beneficiaries

        This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Clause 6) under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

9.13.   Counterparts

        This Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which signed and taken together shall constitute 1
        (one) document.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first above written.

Signed and delivered for and on behalf of COPYTELE, INC.


By       :        /s/ Denis A. Krusos

Name     :        Denis A. Krusos

Title    :        Chairman and Chief Executive Officer


Signed and delivered for and on behalf of

MARS OVERSEAS LIMITED



By       :        /s/Venugopal N. Dhoot

Name     :        Venugopal N. Dhoot

Title    :        Director